SECOND LEASE AMENDMENT

ZOMEDICA INC.

This Second Amendment of Lease (hereinafter "Second Amendment") made this ___ day of August, 2021, by and between **WICKFIELD PHOENIX LLC,** as "Landlord", and **ZOMEDICA INC., f/k/a ZOMEDICA CORP.**, as "Tenant", covering the premises located at 100 Phoenix Drive, Ann Arbor, Michigan.

WHEREAS, Landlord and Tenant, entered into a Lease Agreement dated January 9, 2020, and a First Amendment dated March 15, 2021, (collectively the "Agreement"), and desire to amend and modify certain terms and provision of the Agreement by entering in to this Second Amendment; and

NOW, THEREFORE, Landlord and Tenant in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree to amend and modify the Agreement as follows:

1. **Tenant Name:** The name of the Tenant shall be "Zomedica Inc.".

2. **Additional Premises.** Tenant shall lease and take possession of 5,234 square feet commonly known as Suite 170 on the first floor of 100 Phoenix Drive (hereinafter "Suite 170").

3. **Suite 170 Term.** A period of forty-one (41) months commencing on September 15, 2021 and ending on January 31, 2025.

4. **Additional Premises Base Rent.** The Total Base Suite 170 Rent shall be $391,142.93 in lawful money of the United States. Tenant shall pay Rent to Landlord in monthly installments as follows:

Term	$/SQ.FT	Monthly	Annually
	5,234		
September 15, 2021-January 2022	$21.00	$9,159.50	$41,217.75
February 2022-January 2023	$21.63	$9,434.29	$113,211.42
February 2023-January 2024	$22.28	$9,717.31	$116,607.76
February 2024-January 2025	$22.95	$10,008.83	$120,106.00
TOTAL BASE RENT			**$391,142.93**

5. **Suite 170 Additional Rent.**
   a. Suite 170 Proportionate Share shall be: 1.60%
   b. Suite 170 Base Year shall be: 2019
   c. Utilities. Tenant shall be responsible for its Suite 170 Proportionate Share in accordance with the terms set forth in the Lease and well as the specific separately metered electrical charges for the Subpanel.
   d. Building Expenses and Taxes. Tenant shall be responsible for its Suite 170 Proportionate Share of Building Expenses and Taxes over the 2019 Base Year, and as otherwise set forth in the Lease.

6. **Additional Premises Condition.** Tenant to take Additional Premises in its As-Is Where-Is condition with the following improvements made by Landlord:
   a. New commercial carpet selected and installed by Landlord
   b. New Square D NQOD, 100 AMP 120/208V, 3-phase, 30 circuit main lug panelboard (the "Subpanel") with dedicated meter to record power usage and 12 surfaced mounted quad receptables with backup generator feed.
   c. Suite shall be painted and cleaned.

7. **Landlord's Broker**: Wickfield Properties LLC

8. **Other Terms**: All other terms, conditions and provisions of the Agreement that are not specifically modified by this Second Amendment shall remain in full force and effect. Tenant hereby acknowledges that as of the date hereof, Tenant has no claims arising under the Agreement against Landlord, its agents or beneficiaries, or any one or more of the foregoing, and that Tenant knows of no default or failure on the part of Landlord to keep or perform any covenant, condition or undertaking to be kept or performed by Landlord under the Agreement. Tenant hereby releases Landlord from any liabilities under the Agreement prior to the date hereof.

AGREED AND ACCEPTED:

LANDLORD:

WICKFIELD PHOENIX LLC

DocuSigned by:
By: Bradley J. Hayosh
7A52570D66A54B1...
Bradley J. Hayosh
Its: Manager
8/24/2021

TENANT:

ZOMEDICA INC.

DocuSigned by:
By: Robert Cohen
C3DC18782E574DD...
Robert Cohen
Its: Chief Executive Officer
8/24/2021